Exhibit 32.1

UNIVERSAL ENERGY CORP.

CERTIFICATION PURSUANT TO 18 U.S.C. 1350

The undersigned, Billy Raley, in his capacities as Chief Executive Officer and Director of Universal Energy Corp. does each hereby certify that the Form 10-KSB of Universal Energy Corp. for the year ended December 31, 2006 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) and that the information contained in such Form 10-KSB fairly presents, in all material respects, the financial condition and results of operations of Universal Energy Corp.

This certification is given by the undersigned solely for the purpose of 18 U.S.C. 1350 and is subject to the knowledge standard contained therein.

Executed this 16th day of April, 2007.

/s/ Billy Raley
Billy Raley
Chief Executive Officer and Director